Exhibit 99.1

                       [Niagara Corporation Letterhead]



Contact:     Niagara Corporation
             Michael Scharf, CEO
             (212) 317-1000
                                   FOR IMMEDIATE RELEASE
                                   ---------------------

NIAGARA CORPORATION ANNOUNCES RESULTS
FOR SECOND QUARTER AND SIX MONTHS

New York, August 13, 2003 - Niagara Corporation (Nasdaq:NIAG) announced today its results for the second quarter and six months ended June 30, 2003.

In the second quarter, sales increased to $ 73.0 million from $ 66.6 million in the comparable quarter in 2002. Net income for the quarter increased to $568,000 compared to $ 113,000, and earnings per share were $ .07 versus $ .01 for the second quarter of 2002.

Comparing the six months ended June 30, 2003 and 2002, sales increased to $152.8 million from $ 129.6 million, net income was $ 1,992,000 compared to a net loss of $ 75,000, and net income per share was $ .24 compared to a net loss per share of $ .01.

In commenting on these results, Michael Scharf, Chairman and CEO of Niagara, stated:

"I am pleased to report the increase in sales and profit that Niagara experienced for both the second quarter and first six months of 2003. Although business conditions in the manufacturing sector continued to be sluggish, the Company performed better. Our U.S. operations' emphasis on specialty products enabled them to maintain profit margins despite higher raw material costs. Our U.K. operations continue to attempt to reduce costs and increase their focus and coordination.

While I remain cautiously optimistic regarding the balance of the year, our success will depend on the business conditions in the industries of the major end-users of our products: automotive, machinery manufacture, and agricultural equipment."




                                (Table Follows)

                              Niagara Corporation

                            Selected Financial Data



                                     Quarter Ended              Quarter Ended
                                     June 30, 2003              June 30, 2002
                                     -------------              -------------

Revenues                             $ 73,003,000               $  66,602,000
Net Income                           $    568,000               $     113,000
Share Earnings                       $        .07               $         .01
  (basic and diluted)
Average Shares                          8,238,517                   8,238,517
  (basic and diluted)





                                     Six Months Ended           Six Months Ended
                                      June 30, 2003              June 30, 2002
                                      -------------              -------------
Revenues                             $ 152,751,000               $ 129,573,000
Net Income (Loss)                    $   1,992,000               $     (75,000)
Share Earnings (Loss)                $         .24               $        (.01)
  (basic and diluted)
Average Shares                           8,238,517                   8,238,517
  (basic and diluted)



This release contains certain "forward-looking statements" made pursuant to the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors, many of which are beyond the control of the Company, that may cause the Company's actual results to be materially different from those expressed or implied by such statements. Such risks, uncertainties and other factors include those described in the Company's filings with the Securities and Exchange Commission. The forward-looking statements made herein are only made as of the date of this release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.




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